Exhibit 9.01
MASTER LICENSE AGREEMENT FOR CARDINAL SOFTWARE, INC.
CUSTOMER INFORMATION

Legal Customer Name	Redding Bank of Commerce	Contact Name	Caryn Blais

Street Address	1951 Churn Creek Road	Title	SVP
		Phone	530-224-3333
City, State, Zip	Redding, CA 96002	E-mail	carynb@reddingbankofcommerce.com
CUSTOMER BILLING INFORMATION

Attention	Caryn Blais	P.O. No.
Department	Operations
Street Address	1951 Churn Creek Road

City, State, Zip	Redding, CA 96002
This Master License Agreement, including the attached Terms and Conditions and Order Forms (the “Agreement”) is effective upon countersignature by an officer of Cardinal Software, Inc. below (“Effective Date”), and is made by and between Cardinal Software, Inc., a Delaware corporation having a place of business at 6850 Austin Center Blvd., Suite 310, Austin, Texas 78731 (“Cardinal”) and the party designated below (“Customer”). In consideration of the mutual covenants made and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Cardinal and Customer hereby agree to the terms hereof.
Attachments:
Terms and Conditions
Exhibit A – Order Form

REDDING BANK OF COMMERCE	CARDINAL SOFTWARE, INC.

Date: 3/12/2007		Date: 3/14/2007

By:	/s/ Linda J. Miles	By:	/s/ Jace Day

Printed Name	Linda J. Miles	Printed Name	Jace Day

Title	CFO	Title	CEO

TERMS AND CONDITIONS
DEFINITIONS
“Cardinal Materials” means all materials, including work product, provided to Customer by Cardinal in the course of performing Services.
“Commencement Date” shall be the date Customer first uses the Software in a production environment.
“Designated Site” means the location where the Software is installed and is specified in the applicable Order Form.
“Documentation” means Cardinal’s then-current on-line help, user manuals, reference manuals, and guides made generally available by Cardinal with the Software.
“Error” means a reproducible failure of the Software to conform substantially in accordance with the Documentation. Error does not include a nonconformity or defect caused by: (i) use of the Software other than as described in this Agreement and the Documentation; (ii) any hardware, network, or operating system change or malfunction; (iii) any interaction of the Software with systems, hardware, or software not authorized in writing by Cardinal (including any customizations to otherwise authorized systems or software); (iv) any modification to systems interacting with the Software; (v) any unauthorized revision, modification, removal or reinstallation of the Software by anyone other than Cardinal; or (vi) failure by Customer to maintain a current version of the Software or security and patch releases and/or updates to Customer’s network, including, but not limited to Customer’s operating systems.
“Services” means all services provided by Cardinal hereunder, including Maintenance Services.
“Software” means the object code version of the Cardinal software identified in an Order Form, and Updates to such Software.
“Licensed Work Stations” shall mean the number of personal computer work stations, as set forth in the applicable Order Form, on which the Customer is licensed to use the Software.
“Order Form” means Cardinal’s standard form (the first of which is attached as Exhibit A) which the parties may enter into from time to time as an addendum to this Agreement for the purchase of additional services and/or products by Customer, and which specifies at a minimum the service and/or product, applicable fees, term, and quantity, each such Order Form to be incorporated into and to become a part of this Agreement upon execution by the parties. In the event of a conflict between the terms of this Agreement and the terms of an Order Form, the terms of the Order Form shall prevail. Cardinal is only obligated to provide those services and products specifically identified on an Order Form and paid for by Customer.
Updates means (a) subsequent releases of the Software that Cardinal makes generally available to its customers who are current on their Maintenance Services fees, and that (i) add new features, functionality, and/or improved performance, (ii) operate on new or other databases, operating systems, or client or server platforms, or (iii) are required by applicable state or federal law; (b) bug or error fixes, patches, workarounds, and maintenance releases; (c) new point releases, including those denoted by a change to the right of the first decimal point (e.g., v3.0 to 3.1), and (d) new major version releases, regardless of the version name or number, but including those denoted by a change to the left of the first decimal point (e.g., v5.0 to 6.0); provided, however, that Updates do not include new or separate products which Cardinal offers only for an additional fee to its customers generally.
1. LICENSE
1.1 License Grant. Subject to the terms and conditions of this Agreement, Cardinal grants to Customer a personal, nonexclusive and nontransferable license to use the Software at the Designated Site for Customer’s own internal business purposes in accordance with the Documentation and as expressly permitted herein on one CPU and the Licensed Work Stations and to use the Documentation in support of the permitted use of the Software. The customer is granted the right to create custom code and derivatives based on the Software without affecting the base code software unless Client receives prior written consent of Cardinal. Any such items created will be for the Customer’s own internal business purposes only. Items created will be supported by the customer and will be the responsibility of the customer. Cardinal may elect at its discretion to make those items part of the base Software.
1.2 Source Code. Cardinal will provide the Customer with all base source code including revisions and upgrades relating to the licensed Software for review purposes only. Client agrees not to make any changes to base code without prior written consent of Cardinal.
1.3 Restrictions. If Customer acquires (or is acquired by) another entity, such entity’s use of the Software is subject to written amendment of this Agreement and payment of applicable fees. Customer shall not, and shall not permit any parent, affiliate, agent or third party to: (i) use the Software for any purpose other than as expressly permitted herein; (ii) copy, modify, or create derivative works of the Software; (iii) license, sublicense, sell, resell, market, reproduce, transfer, assign, distribute, or operate the Software as a service bureau; (iv) reverse engineer, decompile, disassemble, or translate the Software; or (v) use the Software to build a product using similar ideas, features or functions. Customer may reproduce the Software for use only on the Licensed Work Stations; but not more than three copies, in whole or in part, of such Software may be in existence at any time. Exception is allowed only for use as part of a documented Emergency Backup Plan, with written concurrence from Cardinal, for Customer to use one copy of the Software for providing Emergency Backup for Customer’s operation. Customer shall not alter, change or remove any proprietary notices or confidentiality legends placed on or contained within the Software, Documentation or Cardinal Materials.
1.4 Retention of Rights. Cardinal and its licensors reserve all rights not expressly granted to Customer herein. Customer acknowledges and agrees that: (i) except as expressly set forth herein, Cardinal and its licensors retain all right, title and interest in and to the Software, Documentation and the Cardinal Materials, and Customer does not acquire any right, title or interest in the foregoing; and (ii) any use, configuration, or deployment of the Software shall not affect or diminish Cardinal’s rights, title and interest in and to the Software. Nothing herein shall be deemed to restrict Cardinal’s right to develop, use, license, modify, create derivative works of, market, demonstrate or otherwise exploit the Software or permit third parties to do so. The Cardinal name, product names and logos are trademarks of Cardinal or third parties, and no right or license is granted to use them. Cardinal and its affiliates have sole rights to register the Software, Documentation, Cardinal Materials, Cardinal product names and logos for purposes of copyrights, trademarks, service marks, patents or otherwise. If Customer recommends to Cardinal any additional features, functionality, or performance for the Software that Cardinal subsequently incorporates into the Software, then with respect to such recommendations Customer hereby grants Cardinal a worldwide, non-exclusive, royalty-free, perpetual right and license to use and incorporate such suggestions into the Software and acknowledges that the Software incorporating such new features, functionality, or performance shall be the sole and exclusive property of Cardinal.
2. SERVICES If specified on an Order Form and subject to Customer’s timely payment of all fees, Cardinal (or Cardinal’s delegate) will provide the following services in connection with Customer’s installation and operation of the Software; any non-standard services must be agreed to by the parties in an Order Form.
2.1 Deployment. Subject to Customer’s timely and satisfactory completion of its responsibilities described in the planning schedule to be established by Cardinal and agreed to by Customer, an estimated “go-live” date will be established. Both parties shall work in good faith to complete the deployment activities (including converting Customer’s data) in a timely fashion and to perform the deployment and conversion in accordance with the responsibilities set forth in the planning schedule and associated documentation. Unless deployment is priced as a fixed bid on the applicable Order Form, Customer shall pay Cardinal on a time-and-materials basis for any of its personnel or any independent contractors who perform conversion or related services. Cardinal shall verify proper operation and access of data lines, and verify network connectivity and processing of data. Customer agrees to reimburse Cardinal for all out-of-pocket expenses (travel, lodging, meals, long distance telephone calls, and printing and copying charges) incurred in connection with the deployment services. Unless stated otherwise on the applicable Order Form, Customer has purchased Cardinal’s standard deployment services. The following are “out of scope” services subject to additional charges on a time and materials basis: (i) delay caused by Customer’s failure to timely fulfill Customer’s responsibilities under the planning schedule or to make available the personnel, network configuration, or other system requirements as provided by Cardinal in writing to Customer; (ii) correction by Cardinal of errors or defects in Customer’s data and/or additional reformatting or verification testing required as a result of such errors or defects; (iii) customizations; and (iv) any subsequent or additional implementations of the Software.
2.2 Maintenance Services. Cardinal shall provide Maintenance Services in accordance with Cardinal’s then-current Support Services customer guide. Maintenance Services shall include: (i) modifications to the Software as required by a change in applicable Federal or State laws or banking regulations; such modifications to be made as soon as possible after issuance of said laws or regulations; (ii) Updates as they are made available generally by Cardinal to other Cardinal licensees; (iii) telephone support service for questions or problems with the use of the Software from 7 a.m. until 5 p.m. Central Time; with after hours telephone support coverage available around the clock for installed maintenance customers, by using the same support number and answering service; and (iv) Cardinal’s commercially diligent efforts to analyze and correct verifiable Errors. Maintenance Services do not include customizations to the Software, modification to interfaces, maintenance services with respect to any copy of the Software kept by Customer as part of an emergency backup plan, or data conversions; however, Cardinal may elect \ to provide the foregoing services on a time and materials basis at Customer’s request. Customer shall provide Cardinal all necessary specifications and documentation to enable Cardinal to develop and support the interfaces.
2.3 Other Services. Cardinal will provide other Services subject to availability, in accordance with Cardinal’s Services price list in effect at the time such Services are ordered.
3. CUSTOMER RESPONSIBILITIES Cardinal’s obligation to perform Services is contingent upon Customer’s timely performance of these Customer Responsibilities. Services performed by Cardinal as a result of Customer’s failure to fulfill these Customer Responsibilities are subject to Cardinal’s standard charges for Services in effect at the time of performance.
3.1 System Setup. Customer agrees to maintain an adequate staff of persons who are knowledgeable with the systems currently used by Customer to process data. Customer further agrees to cooperate fully with any reasonable requests of Cardinal necessary to complete the deployment and conversion in a timely and efficient manner. Cardinal will provide Customer written network and equipment specifications for proper operation of the Software. Customer is responsible for procuring and installing the appropriate equipment in accordance with Cardinal’s specifications, including cabling and any configuration or telecommunications changes required for communications, to enable Customer’s proper use of the Software as well as remote access to the Software by Cardinal for the remote performance of Maintenance Services.
3.2 Customer Network. Except as expressly stated herein, Customer assumes all responsibility for the interface between the Software and Customer’s computer systems, including, but not limited to, the provision of telephone and/or network connectivity. Customer is solely responsible for all aspects of operation of Customer’s computer networks, including router and firewall maintenance, data backups, network security and disaster recovery. Customer acknowledges that any initial and ongoing charges by any third parties, including but not limited to internet access, internet service providers, communication lines, telephone companies, domain name registration, certification authorities, or other services, are not part of this Agreement and are the obligation of Customer to purchase and maintain at Customer’s expense; in the event that Cardinal procures any of the foregoing on Customer’s behalf, Customer shall reimburse Cardinal for the actual cost of such third party services. Customer agrees that Cardinal shall have no obligation or liability whatsoever with respect to Customer’s purchase, operation or maintenance of Customer’s computer and telecommunications systems.
3.3 Customer Delays. The parties acknowledge that in the ordinary course of business unforeseen events may occasionally arise as a result of which Customer may de-prioritize Customer’s timely participation in any services engagement hereunder such that project delays occur. In the event of Customer project delays of more than ten (10) business days cumulatively, or more than five (5) business days in a single occurrence, Cardinal reserves the right to suspend performance of the Services and re-assign Cardinal personnel until Customer has provided to Cardinal a written Notice of Re-Engagement certifying Customer’s renewed availability to timely participate in the project.
3.4 Other. Customer shall perform all other Customer Responsibilities as agreed in writing by the parties in any Order Form.
4. PAYMENT OF FEES
4.1 Payment of Fees. Customer shall pay Cardinal the fees and expenses identified on the summary of fees set forth on any Order Form executed by the parties. All fees are due and payable within 10 days from the date of invoice. All deposits are due upon Customer’s execution of the applicable Order Form and are non-refundable. Maintenance Fees are due and payable annually in advance beginning on the Commencement Date and may increase by no more than the greater of 5% year-over-year or Cardinal’s then-current rates based on Customer’s asset size as of the date of invoice. Any amount not paid when due shall bear interest thereafter until paid in full at the lesser of one and one-half percent (1.50%) per month or the maximum rate allowed by law. In addition to the charges under this Agreement, Customer agrees to pay the actual and reasonable out-of-pocket expenses of Cardinal personnel attending any installation planning meeting or providing services, including, without limitation, expenses for travel, meals, and lodging.
4.3 Taxes. Customer shall pay or reimburse Cardinal for all federal, state, dominion, provincial, or local sales, use, excise or other taxes, fees or duties arising out of this Agreement or the transactions contemplated by this Agreement (other than taxes on the net income of Cardinal). If Customer challenges the applicability of any such taxes, Customer shall pay the same to Cardinal, and Customer may thereafter challenge such tax and seek a refund.
4.4 Audit. On reasonable notice and no more frequently than once per calendar year, Cardinal may examine Customer’s business records relating to Customer’s use of the Software. Customer shall immediately pay any delinquent or late fees discovered as a result of such audit. This section shall in no way diminish Cardinal’s confidentiality obligations with respect to Customer’s business records.
5. TERM AND TERMINATION
5.1 Term. The initial term of this Agreement shall commence upon the Effective Date and shall continue in effect for a period of 5 years following the initial Commencement Date of the products purchased hereunder; this Agreement shall thereafter automatically renew for additional one-year terms unless either party provides written notice to the other party of its intention not to renew this Agreement at least 90 days prior to the expiration of any term. In the event that Cardinal is acquired by another entity, the Customer will have the option to renew the existing license with that entity for an additional period of 5 years after the expiration of the current contract period. The annual maintenance fee for this renewal shall not exceed the maintenance fee for the most recent contract period by more than 5%.
5.2 Termination for Convenience. Customer may terminate this Agreement or any Order Form at any time without cause upon written notice to Cardinal. Customer may terminate this Agreement on or before July 31, 2007 after review of June 30, 2007 mid-year CBG Holdings financials without penalty. Client agrees to reimburse Cardinal for any reasonable out-of-pocket expenses incurred on Clients behalf.
5.3 Termination for Cause. Either party may immediately terminate this Agreement or any Order Form by giving written notice to the other if: (i) the other party ceases doing business as a going concern, becomes insolvent, or makes an assignment for the benefit of creditors; or (ii) the other party is in material breach of this Agreement and has failed to cure such breach within 45 days after receipt of written notice thereof. Cardinal may terminate this Agreement immediately upon written notice in the case of a breach of Section 1 by Customer.
5.4 Effect of Termination. In the event of Customer’s termination pursuant to Section 5.2, all current and future sums due to Cardinal for the remainder of the then-current term under all terminated Order Forms shall become immediately due and payable. Upon termination of this Agreement or any Order Form for any reason: (i) all rights that have been granted to Customer shall immediately be terminated and all accrued charges shall become immediately due and payable, and (ii) each party agrees to return to the other within 30 days of a request, any property and other confidential information received hereunder, including the Software. Defined terms and Sections 5, 7, 10 and 11 shall survive any termination of this Agreement.
6. SOURCE CODE ESCROW Cardinal shall place a complete copy of the source materials (the “Source Materials”) for the Software (excluding any third party software) in escrow with a designated agent of Cardinal’s election (“Escrow Agent”) for the benefit of Customer. In the event Cardinal ceases to do business and the successor to Cardinal refuses to assume Cardinal’s obligations with respect to Maintenance Services, Customer may request Cardinal to direct the Escrow Agent to provide Customer with a copy of the Source Materials, and the

Escrow Agent is hereby authorized and directed to provide such copy to Customer at Customer’s expense. Customer may use the Source Materials solely to maintain and support the then-current functionality of the Software for the sole benefit of Customer. Customer acknowledges that the Source Materials are the confidential and proprietary information of Cardinal.
7. CONFIDENTIAL INFORMATION AND PRIVACY
7.1 Definition. “Confidential Information” means any information disclosed by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) which, (i) if in written, graphic, machine readable, or other tangible form, is marked as “Confidential” or “ Proprietary,” or (ii) if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential. The parties acknowledge that Confidential Information specifically includes this Agreement, the Software, Customer’s customer data, and each party’s trade secrets, business methods, business strategies, business forecasts, financial data, product prices and product roadmaps.
7.2 Confidentiality. Each party will treat as confidential all Confidential Information of the other party, will not use such Confidential Information except to fulfill the purpose of this Agreement, and will not disclose such Confidential Information except to the Receiving Party’s employees and subcontractors who specifically “need to know” such information and who are bound by obligations of confidentiality at least as restrictive as those set forth herein. Without limiting the foregoing, each party will use at least the same degree of care and security safeguards (and not less than a reasonable degree of care) it uses to prevent the disclosure of its own confidential information to prevent the unauthorized disclosure of the Confidential Information of the other party. Each party will promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party’s Confidential Information.
7.3 Customer’s Customer Information. For purposes of this Section 7.3, “Customer Information” shall have the meaning provided by the implementing regulations of the Gramm-Leach-Bliley Act (15 USC Sections 6801-6809; the “GLBA”). Cardinal shall develop, implement and maintain appropriate administrative, technical and procedural measures designed to: (i) ensure the confidentiality and security of Customer’s Customer Information; (ii) protect against any anticipated threats or hazards to the security or integrity of Customer’s Customer Information; (iii) protect against unauthorized access to or use of Customer’s Customer Information that could result in substantial harm or inconvenience to any customer of Customer; and (iv) ensure the proper disposal of Customer’s Customer Information. In the event that Cardinal reasonably believes that Customer’s Customer Information has been disclosed to or accessed by an unauthorized individual, Cardinal shall: (i) immediately initiate response measures designed to identify the nature and scope of the incident, and (ii) notify Customer’s designated security officer (or other contact as designated by Customer to Cardinal) as soon as practicable, subject to any law enforcement investigation. Cardinal shall act in compliance with the applicable provisions of the GLBA with respect to Cardinal’s use, storage, and disposal of Customer’s Customer Information hereunder. Cardinal shall obligate, by written agreement, its employees and independent contractors who have access to Customer’s Customer Information to adhere to the Cardinal policies and practices implementing the foregoing Cardinal obligations.
7.4 Exceptions. Confidential Information excludes information that: (i) was in the public domain at the time of disclosure or has entered the public domain without fault of the Receiving Party; (ii) was know to the Receiving Party without restriction of confidentiality at the time of disclosure; (iii) is disclosed with the prior written approval of the Disclosing Party; (iv) was independently developed by the Receiving Party without any use of the Confidential Information; or (v) becomes known to the Receiving Party, without restriction of confidentiality, from a source other than the Disclosing Party, without breach of this Agreement by the Receiving Party. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such disclosure is required by applicable law or regulating agency, provided that Receiving Party provides notice to Disclosing Party prior to such disclosure, and reasonably cooperates with Disclosing Party’s efforts to obtain a protective order or otherwise protect or restrict such disclosure. Each party may disclose this Agreement to its accountants, bankers, investors, attorneys, and others under a duty of confidentiality in connection with the information disclosed.
8. INJUNCTIVE RELIEF The parties acknowledge that violation or threatened violation by one party of the provisions of Sections 1 or 7 would cause irreparable harm to the other party not adequately compensable by monetary damages. In addition to other relief, it is agreed that injunctive relief shall be available without necessity of posting bond to prevent any actual or threatened violation of such provisions. Nothing contained in this Section 8 will be construed as prohibiting the parties from additionally pursuing monetary damages or any other remedies for such actual and threatened violations.
9. WARRANTIES; EXCLUSIONS
9.1 Software Warranty. Cardinal warrants that the Software will perform without Error for a period of 60 days from the date of delivery by Cardinal.
9.2 Services Warranty. Cardinal warrants for 30 days from the performance of any Services by Cardinal that such services shall be performed in a good and workmanlike manner consistent with generally accepted industry standards.
9.3 Exclusive Remedies. For Errors that cause a breach of the software warranty above, Cardinal will use its commercially reasonable efforts to correct, provide a workaround, or replace such Software. In the case of a breach of the Service warranty above, Cardinal will reperform the service, or if Cardinal is unable to perform the service as warranted, Customer shall be entitled to recover the fees paid to Cardinal for the non-conforming service. The foregoing remedies are available to Customer for warranty breaches that Customer reports to Cardinal in writing within the relevant warranty period. This section sets forth Customer’s sole and exclusive remedies, and Cardinal’s entire liability, for any breach of the warranties provided herein.
9.4 Disclaimers and Exclusions. Cardinal does not warrant that the Software will meet Customer’s requirements or will operate in combination with other hardware, software, systems or data not in conformance with the written specifications provided by Cardinal for correct operation of the Software. Nor does Cardinal warrant that use of the Software will be uninterrupted or error-free or that all errors will be corrected. EXCEPT AS SET FORTH ABOVE, ALL SOFTWARE AND SERVICES DELIVERED HEREUNDER ARE PROVIDED “AS IS”. THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, AND CARDINAL AND ITS LICENSORS HEREBY DISCLAIM ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NONINFRINGEMENT, AND QUALITY OF SERVICE.
10. LIMITATION OF LIABILITY.
IN NO EVENT SHALL CARDINAL BE LIABLE TO CUSTOMER FOR ANY DAMAGES RESULTING FROM OR RELATED TO ANY FAILURE OF THE SOFTWARE, INCLUDING, BUT NOT LIMITED TO LOSS OF DATA, OR DELAY OF CARDINAL IN THE DELIVERY OF THE SOFTWARE. NEITHER CARDINAL NOR ITS SUPPLIERS SHALL BE LIABLE FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO ANY LOSS OF BUSINESS OR PROFITS, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT BASED ON BREACH OF WARRANTY, CONTRACT, OR NEGLIGENCE IN CONNECTION WITH THIS AGREEMENT OR THE PRODUCTS OR SERVICES PROVIDED HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. CARDINAL’S LIABILITY HEREUNDER TO CUSTOMER, IF ANY, SHALL IN NO EVENT EXCEED THE TOTAL OF THE LICENSE FEES PAID TO CARDINAL BY THE CUSTOMER HEREUNDER. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY LIMITED REMEDY TO MEET ITS ESSENTIAL PURPOSE.
11. GENERAL
11.1 Force Majeure. Failure of either party to perform its obligations hereunder shall not be deemed a default if such failure is the result of an act of God, or any other causes beyond the reasonable control of such party, such as, but not limited to, fire, flood, strike, riot, delay in delivery, failure, malfunction, terrorism, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment.
11.2 Venue and Jurisdiction. This Agreement shall be governed by the laws of the State of Texas, without giving effect to principles of conflicts of law. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Travis County, Texas, for the resolution of any dispute arising out of this Agreement.
11.3 Attorney’s Fees; Expenses. Except as otherwise provided herein, if any claim, suit or other proceeding is instituted to compel compliance with the provisions of this Agreement and/or to recover damages for the breach thereof, the prevailing party shall be entitled, in addition to any other remedies, to reimbursement of all reasonable expenses, including reasonable attorney’s fees.
11.4 Publicity. Customer will assist Cardinal in responding to a reasonable number of inquiries from prospective customers, press, and industry analysts. Cardinal may include Customer’s name and logo in customer lists used for marketing purposes. Upon signing, Cardinal may issue a high-level press release announcing the relationship and the manner in which Customer will use the Cardinal products.
11.5 Non-Assignment. Customer may not transfer or assign this Agreement nor any rights provided hereunder, in whole or in part, without the prior written consent of Cardinal, whether directly or indirectly, through merger (forward or reverse), reorganization, operation of law, or otherwise.
11.6 Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous communications, agreements or understandings of any nature whether oral or in writing between the parties. This Agreement may be modified, amended or supplemented only by a further writing executed by both parties.
11.7 Notices. Any notice shall be in writing and delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on page 1 of this Agreement or to such other address as either party may provide in writing.
11.8 Regulatory Examination. Customer acknowledges that certain regulatory agencies may require access to Cardinal’s facilities to examine Cardinal’s practices and performance, including as a service provider to Customer. Unless prohibited by valid order, each party will notify the other of any governmental agency request to examine records pertaining to the other party or its customers. Each party authorizes the other to fully cooperate with any such governmental examination, and such cooperation will not be a breach of this Agreement. Customer assumes all cost and responsibility in assuring Customer’s compliance with all laws and regulations applicable to Customer’s use of the Software.
11.9 Third-Party Products. All Third Party Products requested by Customer and provided by Cardinal hereunder are procured by Cardinal from the third party supplier on Customer’s behalf as a limited agent. Cardinal shall pass through to Customer any terms and conditions applicable, including warranty terms and license terms in the case of software, as warranted or licensed by the third party manufacturer or importer. All software included in Third Party Products is provided subject to the license agreement that is provided by the manufacturer(s). Customer agrees that Customer is bound by such license agreement(s). Customer shall reimburse Cardinal for the actual cost to Cardinal of all Third Party Products, including packing, shipping, taxes, insurance, and delivery charges. Cardinal will not be liable for any delay in delivery or unavailability of Third Party Products. Any warranty with respect to Third Party Products shall be as provided by the manufacturer. CARDINAL DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THIRD PARTY PRODUCTS. ALL SUCH PRODUCTS ARE PROVIDED BY CARDINAL “AS IS”. If Customer has purchased support services with respect to Third Party Products from Cardinal, Cardinal’s sole responsibility shall be to procure and configure Third Party Products and liaise between Customer and the third party supplier in respect of any warranty claims. All orders for Third Party Products are non-cancellable and non-returnable to Cardinal.
11.10 Wolters Kluwer Financial Services Forms. If Customer purchases a license to the Wolters Kluwer Financial Services forms (the “Forms”) hereunder, Customer is required to execute the standard Wolters Kluwer Financial Services, Inc. end user license agreement as a precondition to Customer’s use of the Forms. Customer shall look solely to Wolters Kluwer Financial Services, Inc. for any warranty or other claim with respect to Customer’s use of the Forms, and Customer accepts the Forms from Cardinal “AS IS” with no warranty whatsoever. Customer acknowledges that the Forms have been created to comply with statutory and regulatory requirements such that Cardinal may not modify the Forms without the prior written approval of Wolters Kluwer Financial Services, Inc., and that any such modifications requested by Customer shall be subject to professional services fees at Cardinal’s standard applicable rates. Customer expressly releases and holds harmless Cardinal, its officers, directors, agents and employees, from any claims, losses or damages Customer may experience, directly or indirectly, as a result of any such modifications of the Forms. Fees for the Forms may change based upon changes in fees charged by Wolters Kluwer Financial Services, Inc.
11.11 No Third Party Beneficiaries. This Agreement confers no rights upon either party’s employees, agents, contractors, partners or customers or upon any other legal person or entity of any kind.
11.12 Limitation of Duration of Claim. No action, regardless of form, arising out of this Agreement, may be brought by Customer more than one year after it has accrued.
11.13 Waiver. A waiver by either party of any default by the other party shall not be deemed to be a continuing waiver or a waiver of any other default or of any other provisions of this Agreement, but shall apply solely to the instance to which the waiver is directed.

EXHIBIT A – ORDER FORM
This Order Form is an addendum to the Master License Agreement entered into by the parties identified below and having an effective date of March 8, 2007. Upon execution by the parties, this Order Form shall become incorporated into the Agreement for all purposes, and shall be governed by the terms and conditions of the Agreement in all respects.

The Cardinal Solution Suite	License	Implementation	[2] Hardware	Subscription	AMF
Cardinal/400TM (Core)	$112,000.00	$60,000.00	Client		$65,000.00
Cardinal Teller (Teller Platform)[1] — Up to 50 stations (*Teller License included — Citrix platform version cost TBD)	*TBD				*TBD
Cardinal Accounts (New Accounts Platform) — Up to 35 stations	Included				Included
Disaster Recovery (Optional Service)
eFunds ATM real-time Middleware Inteface	Included				Included
eFunds ATM real-time Middleware Interface (*TBD — Client responsible for pre-conversion implementation and Fidelity ABS Interface)	*TBD				*TBD
S1 — Positive Balance File and History File interface	[3].Standard Interface Included				Standard Interface Included
S1 — ACH NACHA formatted file interface from S1 to Core	Included				Included
Interface to Open Solutions Doc01 and Doc06 (Notices and Statements)	[3].Standard Interface Included				Standard Interface Included
CIF file for Open Solutions statements	[3].Standard Interface Included				Standard Interface Included
POD import process from Open Solutions to Cardinal core	[3].Standard Interface Included				Standard Interface Included
Interface to Treev COLD Storage (*TBD — Scope of work Interface required)	*TBD				*TBD
Interface to Harland LaserPro	[3].Standard Interface Included				Standard Interface Included
Baker Hill Interface	Client Responsible
Interface from Cardinal Teller to Open Solutions signature cards (*TBD — Scope of work Interface required)	*TBD				*TBD
Cardinal Core Custom Conversion Training (Unlimited) T&E are the responsibility of Client)
Discount for Termination of Fidelity Contract:	($30,000.00)
Morningside Conversion Discount:	($20,000.00)
All Inclusive Total:	$ 62,000.00	$60,000.00	Client		$65,000.00

[1]	PC and printers provided by customer

[2]	Any hardware requirements are the responsibility of the Client

[3].	Any changes to the Cardinal Standard Interface will be billed at a T&M hourly rate of $150 with Client’s prior written approval.

Cardinal agrees to provide Client with a $5,000 flex credit for each prospect that Client assists Cardinal in securing a core Agreement with during the initial term of this Agreement.

Optional	License	Implementation	Hardware	Subscription	AMF
Banker Systems Forms[3]	TBD				TBD
Cardinal.com GUI User Interface (per station)	$325.00 [4]

[3]	A license fee and volume-based maintenance fee will apply for each module purchased (deposits, IRA, loans)

[4]	Price per station is $293.00 if over 50 are purchased.

8

Fee Summary	Total
Total Fees	$187,900.00
Due and Payable Upon Execution (50%)	$93,500.00
Due and Payable Upon Commencement Date	$93,500.00

Agreed and accepted:
REDDING BANK OF COMMERCE	CARDINAL SOFTWARE, INC.

Date: 3/12/2007		Date: 3/14/2007

By:	/s/ Linda J. Miles	By:	/s/ Jace Day

Printed Name:	Linda J. Miles	Printed Name:	Jace Day

Title:	CFO	Title:	CEO

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